Exhibit 99.1
Media Inquiries: 312/436-4356
Investors Relations: 312/436-4125
USG CORPORATION REPORTS SECOND QUARTER 2009
NET SALES OF $829 MILLION AND A NET LOSS OF $53 MILLION
Second Quarter 2009 vs. Second Quarter 2008
•	Operating loss virtually unchanged despite 34 percent decline in net sales
•	Unit margin improvements and other cost reductions substantially offset effects of volume declines
•	Improved liquidity since March 31, 2009
CHICAGO, July 22, 2009 — USG Corporation (NYSE:USG), a leading building products company, today reported second quarter 2009 net sales of $829 million and a net loss of $53 million, or $0.53 per diluted share based on 99.2 million average diluted shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.3 billion and a net loss of $37 million, or $0.37 per diluted share based on 99.1 million average diluted shares outstanding.
“Revenues in all business segments are under pressure due to the significant declines in residential and commercial construction activity in the U.S. and abroad,” said William C. Foote, Chairman and CEO. “In the U.S., our largest markets, new residential and home repair and remodeling, appear to be stabilizing, while the commercial market continues to decline.
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“USG continues to stay ahead of these market declines. Our efforts to reduce costs and increase liquidity during the global economic contraction are succeeding,” Foote added. “Stabilization in the domestic residential segment appears to be on the horizon and will be a welcome relief. Meanwhile, we will continue our efforts to control costs, improve liquidity and return our businesses to profitability.”
The corporation’s consolidated second quarter 2009 results included restructuring and long-lived asset impairment charges totaling $19 million ($12 million after-tax, or $0.12 per diluted share). The corporation’s consolidated second quarter 2008 results included restructuring and long-lived asset impairment charges of $21 million ($13 million after-tax, or $0.13 per diluted share).
The corporation’s liquidity at June 30, 2009 totaled $495 million, comprised of $302 million of cash and cash equivalents and $193 million of borrowing availability under its credit facilities.
Core Business Results
North American Gypsum
USG’s North American Gypsum business reported second quarter 2009 net sales of $442 million and an operating loss of $20 million, which included restructuring and long-lived asset impairment charges of $11 million. Net sales of $625 million and an operating loss of $55 million were reported in last year’s second quarter. North American Gypsum’s operating loss for the second quarter of 2008 included $9 million in restructuring charges.
United States Gypsum Company reported second quarter 2009 net sales of $360 million and an operating loss of $25 million. This compares with second quarter 2008 net sales of $510 million and operating loss of $64 million. The operating losses in the second quarters of 2009 and 2008 included restructuring charges of $10 million and $7 million, respectively. The decline in sales was primarily attributable to a 38 percent decline in shipments of Sheetrock® brand gypsum wallboard. The operating loss improvement was due to increased profitability for the gypsum wallboard and joint treatment product lines, as well as significantly lower overhead and other costs resulting from restructuring actions taken during the past year.
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U.S. Gypsum shipped 1.18 billion square feet of gypsum wallboard during the second quarter of 2009 compared with 1.89 billion square feet shipped during last year’s second quarter and 1.31 billion square feet shipped during the first quarter of 2009. U.S. Gypsum’s wallboard plants operated at approximately 46 percent of capacity during the quarter compared with 69 percent of capacity for the same period a year ago. The company estimates that the industry capacity utilization rate was below 50 percent during the second quarter of 2009. U.S. Gypsum’s average realized selling price for gypsum wallboard was $120.79 per thousand square feet during the second quarter of 2009, up 10 percent from the second quarter of 2008, but down slightly from $121.42 in the first quarter of 2009.
Second quarter 2009 profit for the company’s complementary product lines, which include Sheetrock brand joint treatment materials, Fiberock® brand gypsum fiber panels and Durock® brand cement boards, was slightly lower compared to the second quarter of 2008. Profitability for joint treatment products was improved but profitability in the other complementary products declined. Volumes were lower in all complementary product lines.
The gypsum division of Canada-based CGC Inc. reported second quarter 2009 net sales of $64 million, a decrease of $26 million, or 29 percent, compared with the same period a year ago. The sales decline was principally due to the unfavorable effects of currency translation resulting from a stronger U.S. dollar and lower sales of SHEETROCK brand gypsum wallboard. Operating profit of $2 million, which included $1 million in restructuring charges, was recorded in the second quarter of 2009. This compared with an operating loss of $1 million in the second quarter of 2008, which also included $1 million in restructuring charges. The improvement was due to lower costs, including selling and administrative expenses, partially offset by reduced profitability on wallboard and other products.
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USG Mexico S.A. de C.V., USG’s Mexico-based gypsum business, reported second quarter 2009 net sales of $34 million, down from $54 million in last year’s second quarter. The decline in sales was largely attributable to lower shipments of SHEETROCK brand gypsum wallboard. Second quarter 2009 operating profit fell to $3 million from $7 million in the same period last year.
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported second quarter 2009 net sales of $337 million, down 38 percent compared to the second quarter of 2008. Second quarter 2009 net sales reflect lower volumes in all major product categories as a result of weaker residential and commercial construction demand. Gypsum wallboard sales declined 36 percent while sales of products other than wallboard were down 38 percent compared with last year’s second quarter.
L&W Supply reported an operating loss of $26 million for the second quarter of 2009 compared to operating profit of $8 million for last year’s second quarter. Both the second quarter 2009 and the second quarter 2008 losses included a $5 million restructuring charge. The second quarter 2009 results include the benefit of $27 million in lower operating expenses attributable to L&W Supply’s cost reduction programs designed to mitigate the effects of lower product volumes and resultant gross profit declines. Those programs include the closure of 54 distribution centers in 2008 and nine centers in 2009, an aggressive fleet reduction program and decreases in discretionary spending. As of June 30, 2009, L&W Supply operated 190 distribution centers.
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Worldwide Ceilings
USG’s Worldwide Ceilings business reported second quarter 2009 net sales of $173 million compared with second quarter 2008 net sales of $237 million. Operating profit was $18 million for the second quarter of 2009, a decrease of $12 million compared to the second quarter of 2008. Second quarter 2009 operating profit included restructuring charges of $1 million while operating profit in the same period last year included restructuring charges of $2 million. The majority of the declines in sales and profit came from non-U.S. operations.
USG Interiors Inc., USG’s domestic ceilings business, reported second quarter 2009 net sales of $113 million and operating profit of $17 million. This compared with net sales of $141 million and operating profit of $21 million for the second quarter of 2008. The sales results reflect lower shipments of both ceiling tile and grid because of reduced commercial construction activity. Profitability was favorably affected by a reduction in overhead spending and other cost reductions. The operating profit margin for the second quarter of 2009 was flat compared to last year’s second quarter operating profit margin.
USG International reported net sales of $55 million for the second quarter of 2009, a decrease of $37 million compared with the second quarter of 2008. Operating profit was $1 million for the second quarter of 2009 compared with $4 million for the second quarter of 2008. In both periods, operating profit included $1 million of restructuring charges. The lower levels of sales and profitability reflect lower demand for ceiling and gypsum products in all markets as well as the unfavorable effects of currency translation resulting from a stronger U.S. dollar. The decline in operating profit was partially offset by reduced selling and administrative expenses.
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The ceilings division of CGC Inc. reported second quarter 2009 net sales of $15 million, down from $19 million in last year’s second quarter. Operating profit declined to a breakeven level for the second quarter of 2009 from $5 million for the second quarter last year, primarily due to lower volumes for ceiling tile and grid and higher manufacturing costs.
Other Consolidated Information
For the first half of 2009, the corporation reported net sales of $1.7 billion and a net loss of $95 million, or $0.95 per diluted share based on 99.2 million average diluted shares outstanding. For the first half of 2008, net sales were $2.4 billion and the corporation reported a net loss of $78 million, or $0.79 per share based on 99.1 million average shares outstanding. The corporation’s consolidated results for the first six months of 2009 included restructuring and long-lived asset impairment charges of $29 million ($18 million after-tax, or $0.18 per share). The six months 2009 net loss also included the benefit of $10 million ($7 million after-tax, or $0.07 per share) of other income from the reversal of an embedded derivative liability. The corporation’s consolidated results for the first six months of 2008 included restructuring charges of $25 million ($16 million after-tax, or $0.16 per share).
Selling and administrative expenses were $72 million for the second quarter, and $152 million for the first six months, of 2009, representing decreases of $22 million, or 23 percent, and $44 million, or 22 percent, from the respective 2008 periods. The corporation has been aggressively reducing overhead expenses in response to the weak market conditions and implemented a further overhead reduction program in June. As a percentage of net sales, selling and administrative expenses were 8.7 percent for the second quarter of 2009, up from 7.5 percent for the second quarter of 2008. Selling and administrative expenses were 9.0 percent of net sales for the first six months of 2009 compared to 8.1 percent in the first six months of 2008. The increases in the percentages for the second quarter and first six months of 2009 were attributed to the lower levels of net sales in those periods compared to the second quarter and first six months of 2008.
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Interest expense for the second quarter and first six months of 2009 was $36 million and $78 million, respectively. Interest expense was $21 million and $38 million for the second quarter and first six months of 2008, respectively. Interest expense was higher in 2009 due primarily to a higher average level of borrowings. Total debt amounted to $1.670 billion as of June 30, 2009 compared with $1.385 billion as of June 30, 2008 and $1.645 billion as of March 31, 2009. The increase in debt at June 30, 2009 compared to March 31, 2009 was due to the net borrowing of $25 million under the corporation’s ship mortgage facility.
The effective tax rate for the second quarter of 2009 was 30.0 percent compared to 36.9 percent for the same period a year ago.
As of June 30, 2009, the corporation had $302 million of cash and cash equivalents compared with $223 million as of March 31, 2009 and $471 million as of December 31, 2008. As detailed in the corporation’s first quarter 2009 Form 10-Q, the reduction in cash since year-end was primarily attributable to the use of $190 million of cash to repay all outstanding borrowings under the corporation’s revolving credit facility in connection with its amendment and restatement in January.
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Capital expenditures in the second quarter of 2009 were $12 million compared with $67 million in the second quarter of 2008. For the first six months of 2009, capital expenditures were $28 million compared with $172 million for the first six months of 2008. Capital expenditures in the first half of 2009 are consistent with the corporation’s target of approximately $50 million for the full year. For the first six months of 2009, net cash provided by operating activities exceeded net cash used for investing activities, principally capital expenditures, by $3 million.
A conference call is being held today at 10:00 A.M. Central Time during which time USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 24942139. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, July 31, 2009. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 24942139.
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USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions, the availability of borrowings under our credit agreements or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.
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USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2009	2008	2009	2008

Net sales	$829	$1,251	$1,693	$2,416

Cost of products sold	778	1,175	1,594	2,294

Gross profit	51	76	99	122

Selling and administrative expenses	72	94	152	196

Restructuring and long-lived asset impairment charges	19	21	29	25

Operating loss	(40)	(39)	(82)	(99)

Interest expense	36	21	78	38

Interest income	(1)	(1)	(1)	(3)

Other expense (income), net	1	—	(9)	(1)

Loss before income taxes	(76)	(59)	(150)	(133)

Income tax benefit	(23)	(22)	(55)	(55)

Net loss	$(53)	$(37)	$(95)	$(78)

Basic loss per common share	$(0.53)	$(0.37)	$(0.95)	$(0.79)
Diluted loss per common share	$(0.53)	$(0.37)	$(0.95)	$(0.79)

Average common shares	99,213,367	99,071,435	99,202,098	99,064,529
Average diluted common shares	99,213,367	99,071,435	99,202,098	99,064,529

Other Information:
Depreciation, depletion and amortization	$48	$45	$104	$89
Capital expenditures	$12	$67	$28	$172
Second quarter and six months 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method to the average cost method of inventory accounting.
Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Six Months
	ended June 30,		ended June 30,
	2009	2008	2009	2008
Net Sales:

North American Gypsum:
United States Gypsum Company	$360	$510	$763	$1,024
CGC Inc. (gypsum)	64	90	125	174
USG Mexico, S.A. de C.V.	34	54	69	101
Other subsidiaries*	10	22	20	38
Eliminations	(26)	(51)	(57)	(94)

Total	442	625	920	1,243

Building Products Distribution:
L&W Supply Corporation	337	542	690	1,032

Worldwide Ceilings:
USG Interiors, Inc.	113	141	231	276
USG International	55	92	107	165
CGC Inc. (ceilings)	15	19	28	34
Eliminations	(10)	(15)	(22)	(27)

Total	173	237	344	448

Eliminations	(123)	(153)	(261)	(307)

Total USG Corporation	$829	$1,251	$1,693	$2,416

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(25)	$(64)	$(46)	$(126)
CGC Inc. (gypsum)	2	(1)	1	3
USG Mexico, S.A. de C.V.	3	7	5	11
Other subsidiaries*	—	3	(1)	2

Total	(20)	(55)	(41)	(110)

Building Products Distribution:
L&W Supply Corporation	(26)	8	(36)	8

Worldwide Ceilings:
USG Interiors, Inc.	17	21	32	38
USG International	1	4	2	8
CGC Inc. (ceilings)	—	5	2	8

Total	18	30	36	54

Corporate	(13)	(24)	(41)	(54)
Eliminations	1	2	—	3

Total USG Corporation	$(40)	$(39)	$(82)	$(99)

Second quarter and six months 2008 results have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method to the average cost method of inventory accounting.

*	Includes a shipping company in Bermuda, and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$302	$471
Restricted cash	1	1
Receivables (net of reserves — $14 and $15)	442	467
Inventories	330	404
Income taxes receivable	13	15
Deferred income taxes	66	68
Other current assets	85	68

Total current assets	1,239	1,494

Property, plant and equipment (net of accumulated depreciation and depletion — $1,442 and $1,368)	2,480	2,562
Deferred income taxes	409	374
Goodwill	12	12
Other assets	275	277

Total Assets	$4,415	$4,719

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$214	$220
Accrued expenses	261	338
Short-term debt	—	190
Current portion of long-term debt	7	4
Income taxes payable	6	4

Total current liabilities	488	756

Long-term debt	1,663	1,642
Deferred income taxes	7	7
Other liabilities	721	764
Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	10
Treasury stock	(197)	(199)
Capital received in excess of par value	2,637	2,625
Accumulated other comprehensive loss	(160)	(227)
Retained earnings (deficit)	(754)	(659)

Total stockholders’ equity	1,536	1,550

Total Liabilities and Stockholders’ Equity	$4,415	$4,719